Exhibit 9.1

METALICO INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013, give effect to the disposition of certain assets and liabilities related to the Lead Fabricating segment of Metalico, Inc. (the “Company”) as if it had been consummated at the beginning of the period presented. The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2014 gives effect to the disposition of certain assets and liabilities related to the Company’s Lead Fabricating segment as if it had been consummated as of September 30, 2014.

The historical financial information on which the pro forma statements are based is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2014 and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014. The pro forma consolidated financial statements and the notes thereto should be read in conjunction with these historical consolidated financial statements.

The condensed consolidated statement of operations included in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014 included the operating results of the Lead Fabricating segment in discontinued operations due to the impending sale and is not included in this presentation.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are subject to a number of assumptions that may not be indicative of the results of operations that would have occurred had the disposition been completed at the dates indicated or what the results will be for any future periods. The unaudited pro forma consolidated statements of operations do not include the gain or loss that the Company may recognize for the sale of certain assets related to the Company’s Lead Fabricating segment if the transaction was completed at the beginning of the periods presented.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of the related Current Report on Form 8-K.

The unaudited pro forma condensed consolidated financial statements do not purport to represent, and are not necessarily indicative of, what the Company’s actual financial position and results of operations would have been had the sale of the Lead Fabricating segment occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be fully indicative of the Company’s future financial performance.

METALICO INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands,)

	September 30, 2014
	As	Pro Forma
	Reported	Adjustments		Pro Forma
ASSETS
Current Assets
Cash	$7,524	$—		$7,524
Trade receivables, net	58,635	—		58,635
Inventories	50,736	—		50,736
Prepaid expenses and other current assets	4,844	—		4,844
Assets of discontinued operations	36,025	(36,025)	A	—
Income taxes receivable	417	—		417
Deferred income taxes	1,855	—		1,855

Total current assets	160,036	—		124,011
Property and equipment, net	81,515	—		81,515
Goodwill	17,075	—		17,075
Other intangibles, net	28,212	—		28,212
Other assets, net	7,630	—		7,630

Total assets	$294,468	$(36,025)		$258,443

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of other long-term debt	$6,392	$—		$6,392
Accounts payable	21,076	—		21,076
Accrued expenses and other current liabilities	4,284	—		4,284
Liabilities of discontinued operations	2,793	(2,793)	A	—

Total current liabilities	34,545	(2,793)		31,752

Long-Term Liabilities
Senior unsecured convertible notes payable	24,262	(5,173)	B	19,089
Other long-term debt, less current maturities	95,100	(26,781)	B	68,319
Deferred income taxes	2,195	—		2,195
Accrued expenses and other long-term liabilities	856	—		856

Total long-term liabilities	122,413	(31,594)		90,459

Total liabilities	156,958	(34,747)		122,211

Equity
Common stock	48	—		48
Additional paid-in capital	185,743	—		185,743
Accumulated deficit	(48,539)	(1,278)		(49,817)
Accumulated other comprehensive loss	(372)	—		(372)

Total Metalico, Inc. and Subsidiaries equity	136,880	(1,278)		135,602
Noncontrolling interest	630	—		630

Total equity	137,510	(1,278)		136,232

Total liabilities and equity	$294,468	$(36,025)		$258,443

METALICO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

	Year ended December 31, 2013
		Pro Forma
	As Reported	Adjustments		Pro Forma

Revenue	$529,990	$(72,806)	1	$457,184

Costs and expenses Operating expenses	487,475	(62,046)	1	425,429
Selling, general, and administrative expenses	25,192	(3,906)	1	21,286
Impairment charges	38,737	—		38,737
Gain on acquisition	(105)	—		(105)
Depreciation and amortization	17,991	(1,682)	1	16,309

	569,290	(67,634)		501,656

Operating income (loss)	(39,300)	(5,172)		(44,472)

Financial and other income (expense)
Interest expense	(8,986)	1,780	3	(7,206)
Loss on disposal of Lead Fabricating segment	—	(6,640)	2	(6,640)
Other	294	(107)	1	187

	(8,692)	(4,967)		(13,659)

Loss before income taxes	(47,992)	(10,139)		(58,131)
Benefit for federal and state income taxes	(13,063)	(3,752)	4	(16,815)

Consolidated net loss	(34,929)	(6,388)		(41,317)
Net loss attributable to noncontrolling interest	113	—		113

Net loss attributable to Metalico, Inc.	$(34,816)	$(6,388)		$(41,204)

Loss per common share:
Basic and diluted	$(0.73)	$(0.13)		$(0.86)

Weighted average number of shares outstanding:
Basic and diluted	47,951,933	47,951,933		47,951,933

METALICO, INC. AND SUBSIDIARIES

NOTE 1— BASIS OF PRESENTATION

The preparation of the unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated financial information reflects estimates and assumptions that the Company’s management believes to be reasonable. Actual results may differ from those estimates. Pro forma adjustments related to the unaudited pro forma financial information presented below were computed assuming the sale of the Company’s Lead Fabricating segment was consummated on the dates indicated on the financial statement and include adjustments which give effect to events that are (i) directly attributable to the segment sale, (ii) expected to have a continuing impact on the Company, and (iii) factually supportable.

The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the transactions occurred on the respective dates assumed, nor is it necessarily indicative of the Company’s future operating results. This unaudited pro forma condensed consolidated financial information and the accompanying unaudited notes should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2014 and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014.

NOTE 2— UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The unaudited pro forma condensed consolidated balance sheet at September 30, 2014 reflects the following pro forma adjustments:

(A)	Adjustment to reflect the assets and liabilities sold in the Lead Fabricating segment sale or otherwise disposed of previously classified as discontinued operations.

(B)	Reflects the pro forma impact of sale proceeds of the Lead Fabricating segment sale of $33.2 million less $1.3 million of estimated transaction costs which is being used to reduce outstanding debt.

NOTE 3— UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2013, reflect the following pro forma adjustments:

(1)	Amount eliminates the revenues, cost of sales, and direct operating expenses of the Lead Fabricating segment being sold or otherwise disposed of.
(2)	Loss on disposition of Lead Fabricating segment.
(3)	Reduction in interest expense for debt reduction paid from proceeds at average interest rates in effect during the period.
(4)	Income tax effect on related adjustments at statutory rates.